  EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A, as amended, of our independent auditor’s report dated May 24, 2021, with respect to the audited balance sheet of Eco Allies, Inc. as of March 31, 2021, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from July 29, 2020 to March 31, 2021, and the related notes to the financial statements.

Very truly yours,

ASSUARANCE DIMENSIONS

/s/ Assurance Dimensions

Tampa, Florida

June 16, 2021